Exhibit 99.1

       UNITED STATES STEEL CORPORATION REPORTS 2006 SECOND QUARTER RESULTS

PITTSBURGH, July 25 /PRNewswire-FirstCall/ --

                               EARNINGS HIGHLIGHTS

(Dollars in millions except per share data)     2Q 2006     1Q 2006     2Q 2005
--------------------------------------------   --------    --------    --------
Net sales                                      $  4,107    $  3,728    $  3,582
                                               ========    ========    ========
Segment income from operations
   Flat-rolled Products                        $    212    $    127    $    190
   U. S. Steel Europe                               188         125         149
   Tubular Products                                 146         177         133
   Other Businesses                                  33          --          23
                                               --------    --------    --------
Total segment income from operations           $    579    $    429    $    495
Retiree benefit expenses                            (65)        (55)        (70)
Other items not allocated to segments                --          (5)         (4)
Income from operations                         $    514    $    369    $    421
                                               ========    ========    ========
Net interest and other financial costs               14          16          68
                                               --------    --------    --------
Income tax provision                                 91          90          92
                                               ========    ========    ========
Net income                                     $    404    $    256    $    249
                                               --------    --------    --------
   - Per basic share                           $   3.60    $   2.31    $   2.14
   - Per diluted share                         $   3.22    $   2.04    $   1.91
                                               ========    ========    ========

    United States Steel Corporation (NYSE: X) reported second quarter 2006 net income of $404 million, or $3.22 per diluted share, compared to first quarter 2006 net income of $256 million, or $2.04 per diluted share, and second quarter 2005 net income of $249 million, or $1.91 per diluted share.

    Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "Solid demand in our key end markets, outstanding operating performance, strong shipments and firming prices, particularly in spot markets, resulted in an excellent second quarter with earnings significantly higher than both the previous quarter and the same quarter last year. We operated at high rates of production capability in the U.S. and Europe, reflecting an outstanding performance by our people and the benefits of our recent capital programs."

    The company reported second quarter 2006 income from operations of $514 million, compared with income from operations of $369 million in the first quarter of 2006 and $421 million in the second quarter of 2005.

    The income tax provision in the second quarter of 2006 included a favorable adjustment of $15 million, or 12 cents per diluted share, related to the 2005 estimated tax accrual.

    During the second quarter of 2006, our 7.00% Series B Mandatory Convertible Preferred Shares automatically converted into common stock, increasing our common stock outstanding by approximately 16 million shares. We repurchased 1.9 million shares of common stock for $117 million during the second quarter, bringing the total shares repurchased to 7.7 million for $371 million since our repurchase program was authorized in July 2005.

    Reportable Segments and Other Businesses

    Management believes segment income from operations is a key measure in evaluating company performance. U. S. Steel's reportable segments and Other Businesses reported segment income from operations of $579 million, or $99 per ton, in the second quarter of 2006, compared with $429 million, or $80 per ton, in the first quarter of 2006 and $495 million, or $102 per ton, in the second quarter of 2005.

    The increase in second quarter 2006 Flat-rolled income from operations compared to the first quarter mainly resulted from higher average realized prices and shipment volumes. Costs remained in line with first quarter levels as lower energy and outage costs were offset by higher raw material and profit-based costs. The improvement in European operating results was due primarily to higher prices and record shipments. Tubular operating results remained strong, but declined as expected from the first quarter due to scheduled maintenance outages, which were completed as planned.

    Outlook

    Commenting on U. S. Steel's outlook, Surma said, "We expect continued strong operating results for our three reportable segments in the third quarter of 2006. Healthy steel consumption levels are expected during the quarter along with further increases in flat-rolled prices in the U.S. and in Europe."

    For Flat-rolled, we expect increased third quarter 2006 average realized prices, partially offset by increased costs for raw materials and outages, and shipments are expected to be comparable to second quarter levels.

    Third quarter average realized prices are also expected to improve for U. S. Steel Europe (USSE), partially offset by higher costs, primarily for raw materials. Shipments are expected to remain at second quarter levels. In Serbia, we are currently involved in discussions with our employees, unions and government agencies regarding a workforce reduction plan that may be initiated as early as the third quarter.

    Shipments and average realized prices for the Tubular segment in the third quarter of 2006 are expected to be in line with second quarter levels, and costs are expected to improve due mainly to lower outage costs.

    This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices. Some factors, among others, that could affect market conditions, costs, shipments and prices for both domestic operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects; natural gas and electricity prices and usage; raw materials availability and prices; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to shorter-term contracts and spot prices of steel products; changes in environmental, tax and other laws; employee strikes; power outages or curtailments; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies. Economic conditions and political factors in Europe that may affect USSE's results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2005, and in subsequent filings for U. S. Steel.

    A Statement of Operations (Unaudited), Other Financial Data (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

    The company will conduct a conference call on second quarter earnings on Tuesday, July 25, at 2 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the "Investors" button.

    For more information on U. S. Steel, visit its web site at www.ussteel.com.

                         UNITED STATES STEEL CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)
                      ------------------------------------

                                                                     Quarter Ended                  Six Months Ended
                                                          -----------------------------------    ----------------------
                                                                                                        June 30
                                                           June 30      Mar. 31      June 30     ----------------------
(Dollars in millions)                                        2006         2006         2005         2006        2005
-------------------------------------------------------   ---------    ---------    ---------    ---------    ---------

NET SALES                                                 $   4,107    $   3,728    $   3,582    $   7,835    $   7,369

OPERATING EXPENSES (INCOME):
  Cost of sales (excludes items shown below)                  3,339        3,098        2,927        6,437        5,830
  Selling, general and administrative expenses                  156          158          166          314          323
  Depreciation, depletion and amortization                      114          112           88          226          186
  Income from investees                                         (13)          (7)         (13)         (20)         (26)
  Net gains on disposal of assets                                (1)          (1)          (6)          (2)         (10)
  Other income, net                                              (2)          (1)          (1)          (3)          (3)
                                                          ---------    ---------    ---------    ---------    ---------
     Total operating expenses                                 3,593        3,359        3,161        6,952        6,300
                                                          ---------    ---------    ---------    ---------    ---------
INCOME FROM OPERATIONS                                          514          369          421          883        1,069
Net interest and other financial costs                           14           16           68           30           93
                                                          ---------    ---------    ---------    ---------    ---------
INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS               500          353          353          853          976
Income tax provision                                             91           90           92          181          248
Minority interests                                                5            7           12           12           20
                                                          ---------    ---------    ---------    ---------    ---------
NET INCOME                                                      404          256          249          660          708
Dividends on preferred stock                                     (4)          (4)          (5)          (8)          (9)
                                                          ---------    ---------    ---------    ---------    ---------
NET INCOME APPLICABLE TO COMMON STOCK                     $     400    $     252    $     244    $     652    $     699
                                                          =========    =========    =========    =========    =========

COMMON STOCK DATA:
-------------------------------------------------------
Net income per share:
   - Basic                                                $    3.60    $    2.31    $    2.14    $    5.93    $    6.13
   - Diluted                                              $    3.22    $    2.04    $    1.91    $    5.26    $    5.42

Weighted average
 shares, in thousands
   - Basic                                                  111,129      108,809      114,222      109,949      114,196
   - Diluted                                                125,242      125,559      130,646      125,371      130,757

Dividends paid per
 common share                                             $     .15    $     .10    $     .10    $     .25    $     .18

                         UNITED STATES STEEL CORPORATION
                        OTHER FINANCIAL DATA (Unaudited)
                      ------------------------------------

                                                             Six Months Ended
                                                          ----------------------
                                                                  June 30
                                                          ----------------------
Cash Flow Data       (In millions)                           2006        2005
-------------------------------------------------------   ---------    ---------
Cash provided from operating activities:
  Net income                                              $     660    $     708
  Depreciation, depletion and amortization                      226          186
  Pensions and other postretirement benefits                    (50)         (81)
  Property tax settlement gain                                   --          (95)
  Deferred income taxes                                          43          158
  Net gains on disposal of assets                                (2)         (10)
  Changes in: Current receivables                              (365)          58
              Inventories                                       (30)        (239)
              Current accounts payable and
               accrued expenses                                 115         (193)
  Other operating activities                                    (29)          11
                                                          ---------    ---------
      Total                                                     568          503
                                                          ---------    ---------
Cash used in investing activities:
  Capital expenditures                                         (251)        (279)
  Disposal of assets                                              6           10
  Other investing activities                                     --           (5)
                                                          ---------    ---------
     Total                                                     (245)        (274)
                                                          ---------    ---------
Cash (used in) provided from financing activities:
  Repayment of long-term debt                                  (156)          (6)
  Common stock issued                                            10            7
  Common stock repurchased                                     (117)          --
  Dividends paid                                                (36)         (29)
  Change in bank checks outstanding                             (13)          27
  Other financing activities                                    (12)         (17)
                                                          ---------    ---------
     Total                                                     (324)         (18)
                                                          ---------    ---------
Effect of exchange rate changes on cash                          (1)          (6)
                                                          ---------    ---------
Net increase (decrease) in cash and cash equivalents             (2)         205
Cash at beginning of the year                                 1,479        1,037
                                                          ---------    ---------
Cash at end of the period                                 $   1,477    $   1,242
                                                          =========    =========

                                                           June 30      Dec. 31
Balance Sheet Data         (In millions)                     2006         2005
-------------------------------------------------------   ---------    ---------
Cash and cash equivalents                                 $   1,477    $   1,479
Inventories                                                   1,517        1,466
Other current assets                                          2,285        1,897
Property, plant and equipment - net                           4,212        4,015
Intangible pension asset                                        251          251
Other assets                                                    697          714
                                                          ---------    ---------
Total assets                                              $  10,439    $   9,822
                                                          =========    =========
Short-term debt and current maturities
 of long-term debt                                        $     134    $     249
Other current liabilities                                     2,609        2,500
Long-term debt, less unamortized discount                     1,331        1,363
Employee benefits                                             1,944        2,008
Other long-term liabilities                                     357          346
Minority interests                                               31           32
 Stockholders' equity                                         4,033        3,324
                                                          ---------    ---------
Total liabilities and stockholders' equity                $  10,439    $   9,822
                                                          =========    =========

                       UNITED STATES STEEL CORPORATION
               PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
               -----------------------------------------------

                                                          Quarter Ended                   Six Months Ended
                                               -----------------------------------    ----------------------
                                                                                              June 30
                                                June 30      Mar. 31      June 30     ----------------------
(Dollars in millions)                             2006         2006         2005         2006         2005
--------------------------------------------   ---------    ---------    ---------    ---------    ---------
INCOME FROM OPERATIONS
Flat-rolled Products                           $     212    $     127    $     190    $     339    $     525
U. S. Steel Europe                                   188          125          149          313          369
Tubular Products                                     146          177          133          323          255
Other Businesses                                      33            -           23           33            6
                                               ---------    ---------    ---------    ---------    ---------
Segment Income from Operations                       579          429          495        1,008        1,155
Retiree benefit expenses(a)                          (65)         (55)         (70)        (120)        (153)
Other items not allocated to segments:
    Asset impairment charge                           --           (5)          --           (5)          --
    Workforce reduction charges                       --           --           (6)          --           (6)
    Stock appreciation rights                         --           --            2           --            3
    Property tax settlement gain                      --           --           --           --           70
                                               ---------    ---------    ---------    ---------    ---------
      Total Income from Operations             $     514    $     369    $     421    $     883    $   1,069

CAPITAL EXPENDITURES
Flat-rolled Products                           $      32    $      69    $      78    $     101    $     137
U. S. Steel Europe                                    51           44           59           95          108
Tubular Products                                       1           --           --            1            3
Other Businesses                                      40           14           20           54           31
                                               ---------    ---------    ---------    ---------    ---------
     Total                                     $     124    $     127    $     157    $     251    $     279

----------
(a) Includes certain profit-based expenses for U. S. Steel retirees and National retirees pursuant to provisions of the 2003 labor agreement with the United Steelworkers of America.

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                                          Quarter Ended                   Six Months Ended
                                               -----------------------------------    ----------------------
                                                                                             June 30
                                                June 30      Mar. 31      June 30     ----------------------
(Dollars in millions)                             2006         2006         2005         2006         2005
--------------------------------------------   ---------    ---------    ---------    ---------    ---------
OPERATING STATISTICS
Average realized price:
 ($/net ton)
   Flat-rolled Products(a)                     $     624    $     616    $     633    $     620    $     642
   U. S. Steel Europe                                581          544          643          563          663
   Tubular Products                                1,479        1,506        1,302        1,493        1,233
Steel Shipments:(a)(b)
   Flat-rolled Products                            3,878        3,529        3,224        7,407        6,759
   U. S. Steel Europe                              1,652        1,508        1,332        3,160        2,622
   Tubular Products                                  298          319          297          617          600
Raw Steel-Production:(b)
   Domestic Facilities                             4,585        4,141        3,597        8,726        7,900
   U. S. Steel Europe                              1,803        1,753        1,486        3,556        3,034
Raw Steel-Capability
 Utilization:(c)
   Domestic Facilities                              94.8%        86.6%        74.4%        90.7%        82.1%
   U. S. Steel Europe                               97.4%        95.7%        80.2%        96.6%        82.4%
Domestic iron ore production(b)                    5,493        5,473        5,670       10,966       11,052
Domestic coke production(b)(d)                     1,485        1,490        1,585        2,975        3,005

----------
(a)  Excludes intersegment transfers.
(b)  Thousands of net tons.
(c) Based on annual raw steel production capability for domestic facilities of 19.4 million net tons and annual raw steel production capability for U. S. Steel Europe of 7.4 million net tons.
(d)  Includes the Clairton 1314B Partnership.

SOURCE   United States Steel Corporation
     -0-                             07/25/2006
     /CONTACT: Media, John Armstrong, +1-412-433-6792, or Investors-Analysts, Nick Harper, +1-412-433-1184, both of United States Steel Corporation/
     /First Call Analyst: /
     /FCMN Contact: /
     /Company News On-Call: http://www.prnewswire.com/comp/929150.html / /Web site: http://www.ussteel.com/